SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                           __________


                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): February 10, 1994


             RYMAC Mortgage Investment Corporation
     (Exact name of Registrant as specified in its charter)


    Maryland               1-10001               25-1577534
(State or other          (Commission          (I.R.S. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)


     500 Market Street, Suite 600, Steubenville, Ohio  43952
     (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code: (614) 284-6960


__________________________________________________________________
  (Former name or former address, if changed since last report.)




















Item 5.  Other Events



The Financial Accounting Standards Board (FASB) has issued Financial Accounting Standard No. 115 (FASB-115), "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. The Company intends to apply FASB-115 to its financial statements for its December 31, 1993 fiscal year end.

Until December 15, 1993, the Company had been applying Emerging Issues Task Force ("EITF") Issue No. 89-4 "Accounting for a Purchased Investment in a Collateralized Mortgage Obligation Instrument or in a Mortgage-Backed Interest-Only Certificate" in its quarterly valuation of its Mortgage Derivative Securities. EITF 89-4 requires a valuation adjustment when, under market based assumptions as to future mortgage prepayment speeds and interest rate levels, the nominal cash flows expected from a Mortgage Derivative Security asset are less than the current carrying value of the asset.

FASB-115 requires that impaired investments be carried at fair market value. The EITF has tentatively concluded that an impairment has occurred if the future cash flows, discounted at a risk free rate (the yield associated with a U.S. Treasury Security with a maturity approximating the average life of the future cash flows from the Company's portfolio of investments), are less than the investment's carrying value. After consideration of the alternative, the Company has determined to adopt FASB-115 as of December 31, 1993 instead of waiting until 1994. The application of FASB-115 will cause the Company to reduce the carrying value of its Mortgage Derivative Securities to their estimated fair market value at December 31, 1993. Based on preliminary calculations, the Company estimates the write down to be in an approximate amount of $7-8 million, which will result in a reduction of shareholders' equity as of December 31, 1993 to a range of $5.7 to $6.7 million.




















                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                         RYMAC Mortgage Investment Corporation
                                     (Registrant)



                         By:     /s/ Richard R. Conte
                              Richard R. Conte, Chairman of the
                              Board, Chief Executive Officer and
                              Principal Financial Officer








Date:  February 10, 1994